Certain portions have been omitted pursuant to a request for confidentiality and such omitted portions have been separately filed with the Commission.


                                                                   Exhibit 10.55


                      RESEARCH FUNDING AND OPTION AGREEMENT

     This Agreement is entered into this 1st day of March 2000, by and between THE SCRIPPS RESEARCH INSTITUTE, 10550 North Torrey Pines Road, La Jolla, California 92037 ("Scripps"), a California nonprofit public benefit corporation, and Discovery Laboratories, Inc. ("Optionee"), a Delaware corporation located at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, with respect to the facts set forth below.

                                    RECITALS

     A. Scripps is engaged in scientific biomedical and biochemical research, including research relating to synthetic pulmonary surfactants, as more particularly described herein.

     B. Optionee is engaged in research and development of synthetic pulmonary surfactants.

     C. Optionee desires to provide certain funding as part of the Scripps research activities described above.

     D. Scripps has the exclusive right to grant a license in and to any technology developed pursuant to the research program described herein, subject to any non exclusive rights of the U.S. Government, resulting from the receipt by Scripps of U.S. Government funding, to use such technology for its own purposes.

     E. Scripps is willing to grant to Optionee an option to acquire an exclusive, worldwide right and license to use, enhance and develop technology arising from the Research Program and develop, market and sell products in the field described below, all as is more particularly described herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, Scripps and Optionee hereby agree as follows:

935512.1

     1. DEFINITIONS.
        -----------

         1.1 Confidential Information. The term "Confidential Information" shall mean any and all proprietary information of Scripps or Optionee which may be exchanged between the parties at any time and from time to time during the term hereof. The fact that a party may have marked or identified as confidential or proprietary any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party. Information shall not be considered confidential to the extent that it:

              a. Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

              b. Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from the other party hereto (including such party's employees); or

              c. Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

              d. Has been published by a third party as a matter of right.

         1.2 Core Patent Right. The term "Core Patent Rights" shall mean the following issued U.S. patents and pending U.S. patent applications: (a) Patent No. 5,407,914, issued April 18, 1995; Patent No. 5,260,273, issued November 9, 1993; and Patent No. 5,164,369, issued November 17, 1992; and (b) pending patent applications Serial Nos. [***]

         1.3 Field. The term "Field" shall mean use in research or as a diagnostic, preventative or therapeutic product in humans or vertebrate animals and shall specifically exclude any agricultural applications or products.

         1.4 Jointly Developed Technology. The term "Jointly Developed Technology" shall mean any information, process, technology and materials included within the scope of the Research Program which are developed by both Scripps and Optionee during the term of this Agreement as a result of the Research Program and which, under principles arising under the patent laws of the United States of America, would be found jointly owned by both Scripps and Optionee thereunder.



[***]  Confidential treatment requested


935512.1
                                        2

         1.5 Licensed Product. The term "Licensed Product" shall mean any research, diagnostic, preventative or therapeutic product or process which cannot be developed, manufactured, used or sold without utilizing Scripps Patent Rights, any Scripps Technology not otherwise includable within Scripps Patent Rights or Jointly Developed Technology.

         1.6 Principal Investigator. The term "Principal Investigator" shall mean the person identified in Section 2.2 below, together with such replacement persons selected in accordance with the provisions thereof.

         1.7 Proprietary Property. The term "Proprietary Property" shall mean, with respect to any party hereto, any and all technology, now existing or hereafter arising, in which such party shall have a proprietary interest, including without limitation, any idea, data, compound, molecule, cell line, material, know-how, technique, method, process, use, composition, skill, Confidential Information, trade secret or configuration of any kind, whether or not any such information would be enforceable as a trade secret, the copying of which would be enjoined or restrained by a court as constituting copyright infringement or unfair competition or would be eligible for protection under the patent laws of the United States or elsewhere.

         1.8 Research Program. The term "Research Program" shall mean theresearch program to be undertaken by Scripps under the direction and control of the Principal Investigator set forth in Section 2.2 hereof.

         1.9 Scripps Patent Rights. The term "Scripps Patent Rights" shall mean the rights arising out of or resulting from (i) any and all U.S. and foreign patent applications and patents covering Scripps Technology, (ii) the patents proceeding from such applications, and (iii) all continuations, divisions, continuations-in-part, reissues, reexaminations, and extensions thereof, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

         1.10 Scripps Technology. The term "Scripps Technology" shall mean any Proprietary Property of Scripps developed, in whole or in part, in the performance of the Research Program during the term of this Agreement, including any intellectual property within the scope of the Research Program developed by any employee of Scripps during the term of this Agreement while such employee is rendering services to Optionee as a consultant or otherwise.


935512.1
                                        3

     2. CONDUCT OF RESEARCH PROGRAM.
        ---------------------------

         2.1 Conduct of Research Program. Scripps hereby agrees to conduct the Research Program as expressly set forth on Exhibit A attached hereto, as amended from time to time in accordance with its terms, and subject to the provisions of this Agreement.

         2.2 Supervision of Research Program. Scripps agrees that the Research Program at Scripps shall be conducted by or under the direct supervision of the following Principal Investigator: Charles Cochrane, M.D. In the event that the Principal Investigator leaves Scripps, or terminates his/her involvement in the Research Program, Scripps shall use its best efforts to find a replacement Principal Investigator acceptable to Optionee, which acceptance shall not be unreasonably withheld. In the event that Scripps shall fail to appoint a replacement Principal Investigator reasonably acceptable to Optionee, Optionee shall have a right to terminate this Agreement upon delivery to Scripps of written notice of intent to terminate pursuant to this Section 2.2, which notice must be delivered to Scripps not less than 30 days nor more than 90 days after delivery by Scripps to Optionee of the name of the replacement Principal Investigator.

         2.3 Reports.

              a. Scripps agrees that within sixty (60) days following the last day of each calendar year during the term of this Agreement, Scripps shall furnish Optionee with a written report summarizing the results of the research included within the scope of the Research Program during the immediately preceding calendar year conducted by Scripps, including but no limited to all data, conclusions, results, observations and a detailed description of all procedures.

              b. Optionee agrees that within sixty (60) days following the last day of each calendar year during the term of this Agreement, Optionee shall furnish Scripps with a written report summarizing the results of the research and development included within the scope of the Research Program during the immediately preceding calendar year which Optionee believes constitutes Jointly Developed Technology, including bot not limited to all data, conclusions, results, observations and a detailed description of all procedures.

              c. All such information submitted to Optionee by Scripps, and all such information submitted to Scripps by Optionee, as a result of the Research Program under this Agreement is deemed Confidential Information of Scripps, and shall be kept confidential by Optionee, and shall be used by Optionee only for the purpose of evaluating whether or not to exercise an option to obtain a license pursuant to Section 3 hereof, as and when such option is exercisable in accordance with the terms hereof. Optionee shall not, during the term or after the termination hereof, use or disclose any of the Confidential Information, unless and until (i) permitted to do so pursuant to the terms of any license agreement entered into by Optionee

935512.1
                                        4
after exercise of option for such technology or (ii) such information no longer comes within the definition of " Confidential Information" hereunder and otherwise becomes available as public information.

         2.4 Contributions of Parties to Research Program. Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth on Exhibit B attached to this Agreement.

     3. OPTION FOR EXCLUSIVE LICENSE.
        ----------------------------

         3.1 Grant of Option.

              a. It is the intention of the parties hereto that the Proprietary property which is the subject of the option described in this Section 3 is available to Optionee, under the specific terms hereof, on an application-by-application basis, where each application with respect to a specific field. It is the further intention of the parties hereto that Optionee shall elect to exercise its option from time to time and at multiple times during the term thereof, as and when Scripps makes the disclosure of each application of Proprietary Property (whether Scripps Technology, Scripps Patent Rights covering Scripps Technology, or Scripps rights in Jointly Developed Technology). The statement of general intention described in this subparagraph is qualified in its entirety by the specific provisions of this Section 3.

              b. Subject to the terms of this Agreement, Scripps hereby grants to Optionee an exclusive option to acquire an exclusive worldwide license to make, have made, sell or use License Products, with exclusive rights of sublicense, in the Field. Each such license shall be to a specific application of Scripps Technology, Scripps Patent rights covering Scripps Technology, or Scripps' rights in Jointly Developed Technology, as more particularly described in the disclosure (Sections 3.2 or 3.3). Such option shall be for the period (Section 3.4) and exercised as (Section 3.5) more particularly described below.

         3.2 Disclosure of Scripps Technology. As soon as reasonably possible, either upon conception or reduction to practice, as the case may be, of each and every application of Scripps Technology, Scripps shall disclose the same in writing to Optionee. Such disclosure shall contain sufficient detail to enable Optionee to evaluate the advisability of exercising the option granted hereunder with respect to such application. All such disclosures shall be maintained in confidence by Optionee.

         3.3 Disclosure of Jointly Developed Technology. As soon as reasonably feasible, either upon conception or reduction to practice, as the case may be, of each and every application of Jointly Developed Technology, Optionee shall disclose the same writing to Scripps. Such disclosure shall contain sufficient detail to enable Scripps to evaluate whether such technology is, in fact, within the definition of Jointly Developed. If Scripps, in the

935512.1
                                        5
exercise of its good faith discretion, acknowledges that all or some of such technology as so described by Optionee falls within the definition of Jointly Developed Technology, then Scripps shall deliver to Optionee a written notice describing the Jointly Developed Technology and Scripps' intent to license the same to Optionee if Optionee exercises its option.

         3.4 Option Period. Optionee shall have a period of one hundred eighty
(180) days from receipt of the disclosure from Scripps described in Section 3.2 above or from the notice from Scripps described in Section 3.3 within which to exercise its option to obtain a license in the Field to a particular application of Scripps Technology or to Scripps' rights to a particular application of Jointly Developed Technology pursuant to Section 3.1.

         3.5 Exercise of Option. Optionee shall exercise its option to obtain a license hereunder by delivering to Scripps a written notice within the option period which specifies the particular application of Scripps Technology and related Scripps Patent Rights or application of Jointly Developed Technology for which the option is being exercised. Optionee and Scripps shall have a period of ninety (90) days from the date of exercise of option by Optionee within which to agree upon the royalty rate and commercial development obligations, all as is more particularly set forth in the form of License Agreement attached hereto as Exhibit C. The royalty rate shall be determined by the parties in accordance with Exhibit D hereto. The specific application of Scripps Technology and related Scripps Patent Rights, if any, or specific application of Jointly Developed Technology which is the subject of such License Agreement will be as set forth in the notice delivered by Scripps and described in Section 3.2 above or Section 3.3, respectively. The "Field" in such License Agreement shall be no broader than the Field defined herein.

         3.6 Reservation of Rights. Scripps reserves the right to use any Scripps Technology or Jointly Developed Technology that may be subject to an option pursuant to this Agreement or covered by a license granted hereunder solely for Scripps' own educational and research purposes and the educational and research purposes of any other nonprofit organization, provided that such nonprofit organization is not using or disclosing the Scripps Technology or Jointly Developed Technology for research or development purposes for a for-profit entity, without Scripps or such other nonprofit organization being obligated to pay Optionee any royalties or other compensation related thereto.

     4. WARRANTIES.
        ----------

         4.1 Warranty of Title: No Other Warranties. Scripps hereby warrants and represents that it has the full right and power to enter into this Agreement and grant the option of Article 3 to Optionee.

         4.2 No Other Warranties. SCRIPPS MAKES NO WARRANTIES CONCERNING THE RESEARCH PROGRAM OR ANY SCRIPPS TECHNOLOGY, SCRIPPS PATENT RIGHTS OR JOINTLY DEVELOPED TECHNOLOGY WHICH MAY

935512.1
                                        6

BE SUBJECT TO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, SCRIPPS DOES NOT REPRESENT OR WARRANT THAT IT WILL SUCCESSFULLY COMPLETE THE RESEARCH PROGRAM OR THAT, IF COMPLETED, THE RESEARCH PROGRAM WILL RESULT IN SCRIPPS TECHNOLOGY WHICH WILL BE SUBJECT TO AN OPTION HEREUNDER OR WHICH OPTIONEE WILL DESIRE TO LICENSE. SCRIPPS MAKES NO EXPRESS OR IMPLIED WARRANTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY LICENSED PRODUCT SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF ANY SCRIPPS PATENT RIGHTS OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM ANY INFRINGEMENT OF PATENTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCRIPPS PATENT RIGHTS.

     5. INTERESTS IN INTELLECTUAL PROPERTY.
        ----------------------------------

         5.1 Title.

              a. Scripps shall retain such ownership and title to Scripps Technology and Scripps Patent Rights as Scripps shall have, subject to the option of Optionee set forth herein. Scripps shall, in the good faith exercise of its discretion, undertake reasonable efforts to reserve and maintain its ownership and title as Scripps deems appropriate. Ownership of and title to Jointly Developed Technology shall be vested jointly in Scripps and Optionee, with each owning an undivided one-half interest therein.

              b. In the event Optionee does not exercise its option hereunder to obtain an exclusive license with respect to Scripps' rights in and to any specific application of Jointly Developed Technology, Optionee hereby assigns to Scripps all of Optionee's right, title and interest in and to such Jointly Developed Technology, and Optionee shall have no further rights with respect thereto, other than a right to receive from Scripps fifty percent (50%) of the net royalty income received by Scripps with respect to such application, as and when received. As used herein, "net royalty income" shall mean the gross royalties and other license fees received under any such license agreement, less all Scripps out-of-pocket expenses incurred in connection with the licensing of such Jointly Developed Technology (including without limitation fees of accountants, attorneys and other consultants engaged in connection with such licensing).

         5.2 Governmental Interest. Optionee and Scripps acknowledge that Scripps has received and expects to continue to receive funding from the United States Government in support of Scripps' research activities. Optionee acknowledges and agrees that its rights and obligations pursuant to this Agreement with respect to Scripps Technology and Scripps Patent Rights, and to Scripps' rights to Jointly Developed Technology, as applicable, shall be subject to Scripps' obligations and the rights of the United States Government, if any, which arise or result from Scripps' receipt of research support from the United States Government.


935512.1
                                        7

     6. CONFIDENTIALITY AND PUBLICATION.
        -------------------------------

         6.1 Confidential Information. The parties agree that during the term of and any subsequent extension of this Agreement and of a period of five (5) years after it terminates or for as long as any Confidential Information not otherwise includable within Scripps Patent Rights is being utilized with a Licensed product, whichever is longer, a party receiving Confidential Information of another party will not use or intentionally disclose such Confidential Information to any third party without the prior written consent of the disclosing party.

         6.2 Publications. Optionee acknowledges that it is the general policy of Scripps to encourage publication of research results in technical or scientific journals; and subject to Scripps meeting its disclosure obligations under Section 3.2, Optionee agrees that Scripps shall have a right to publish in accordance with its general policy. Prior to such publication, Scripps shall submit to Optionee copies of proposed publications which contain subject matter relating to Scripps Technology or Jointly Developed Technology and afford Optionee a period of thirty (30) days to review the publication. Upon written request by Optionee prior to the expiration of such thirty (30) day period and provided that Optionee shall have exercised its option to one or more applications included within the subject matter of such publication, Scripps shall delay any such publication for up to sixty (60) days from the date of such request to allow for the preparation and filing of a patent application.

         6.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders' reports, or otherwise, relating to this Agreement or to any license granted hereunder, or to the performance thereunder, without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

     7. TERM AND TERMINATION.
        --------------------

         7.1 Term. Unless terminated sooner, the initial term of this Agreement shall commence on the date set forth above and shall continue for a period of one (1) year, and thereafter, this Agreement shall be renewable for additional periods of one (1) year each upon mutual agreement of the parties.

         7.2 Termination by Mutual Agreement. This Agreement may be terminated at any time upon the mutual written agreement of the parties. In the absence of an agreement to the contrary, no such termination shall have the effect of relieving Optionee of its monetary obligations to fund the Research Program which shall have accrued up and to the date of such termination.


935512.1
                                        8

          7.3 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days thereafter; and (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section
7.3 shall not relieve the defaulting party of liability and damages to non-defaulting party for breach of this Agreement, Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

         7.4 Termination Upon Insolvency. This Agreement may be terminated as to any party ("Insolvent Party") by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party's assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law. Termination shall be effective upon the date specified in this notice.

         7.5 Effect of Expiration or Termination.

              7.5.1 Termination Upon Default of Optionee. Upon the termination of this Agreement by reason of a default by Optionee, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Optionee to make any and all final payments accrued prior to the date of termination and the obligation of the parties to make all reports required hereunder. Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section
6.1 and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided therein.

              7.5.2 Expiration or Termination upon Default of Scripps. Upon theexpiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by Scripps, then Scripps shall make the disclosures required by Section 3.2 for Scripps Technology conceived or reduced to practice up to the date of said expiration or termination; and Optionee shall have the right to exercise its option with respect to said Scripps Technology in accordance with the schedule and procedures specified in Sections 3.4 and 3.5 above. Additionally, each party shall perform all other obligations up to
935512.1
                                        9
the date of said expiration or termination; and the parties shall continue to abide by their non-disclosure obligations described in Section 6.1; and any previously existing license agreements or other agreements between the parties shall continue in effect.


     8. ASSIGNMENT; SUCCESSORS.
        ----------------------

         8.1 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party except to a successor in interest to all or substantially all of the business assets of assigning party, whether by way of a merger, consolidation, sale of all or substantially all of the assigning party's assets, change of control or similar transaction.

         8.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Optionee. Any such successor to or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party.

     9. GENERAL PROVISIONS.
        ------------------

         9.1 Independent Contractors. The relationship between Scripps and Optionee is that of independent contractors. Scripps and Optionee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Optionee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

         9.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

              9.2.1 Location. The location of the arbitration shall be in the City of Philadelphia.

              9.2.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other

935512.1
                                       10
party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

              9.2.3 Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

              9.2.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

              9.2.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided, however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

              9.2.6 Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

              9.2.7 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management, employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is

935512.1
                                       11
being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

         9.3 Entire Amendment; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

         9.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         9.5 Headings. The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         9.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

         9.7 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed wavier as to a particular matter for a particular period of time.

         9.8 Attorneys' Fees. In the event of a dispute among the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

         9.9 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:



935512.1
                                       12

         FOR SCRIPPS:      The Scripps Research Institute
                           10550 North Torrey Pines Road, TPC-9
                           La Jolla, California  92037
                           Attn:  Director, Office of Technology Development
                           Fax No.: (868) 784-9910

         FOR OPTIONEE:     Discovery Laboratories, Inc.
                           350 South Main Street
                           Suite 307
                           Doylestown, PA  18901
                           Attn:  Mr. Robert Capetola
                           Fax No.: (215) 340-3940

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, (iii) the date notice is sent via telefax, telex or cable, or (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

         9.10 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit Scripps or Optionee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.



SCRIPPS:                                    OPTIONEE:

THE SCRIPPS RESEARCH INSTITUTE              DISCOVERY LABORATORIES, INC.

By:                                         By:
   ----------------------------------          ---------------------------------
         Arnold LaGuardia                           Robert Capetola

Title:  Executive Vice President            Title:  President & CEO
      --------------------------------            ------------------------------


935512.1
                                       13

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                                    EXHIBIT A

                            DISCLOSURE OF TECHNOLOGY


935512.1

                                    EXHIBIT B

                                      [***]




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935512.1

                                    EXHIBIT C


                                LICENSE AGREEMENT

                                 By and between

                         THE SCRIPPS RESEARCH INSTITUTE,
                             a California nonprofit
                           public benefit corporation
                                       and

                          DISCOVERY LABORATORIES, INC.,
                             a Delaware corporation













935512.1

                                LICENSE AGREEMENT

     This License Agreement is entered into and made effective as of this day of , 19 by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("Scripps") located at 10550 North Torrey Pines Road, La Jolla, California 92037, and Discovery Laboratories, Inc. a Delaware corporation ("Licensee") located at 350 South Main Street, Suite 307, Doylestown, PA 18901 with respect to the facts set forth below.

                                    RECITALS

     A. Scripps is engaged in fundamental scientific biomedical and biochemical research including research relating to synthetic pulmonary surfactants.

     B. Licensee is engaged in research and development of synthetic pulmonary surfactants for use in humans and vertebrate animals.

     C. Scripps has disclosed to Licensee certain technology described in ____________________________, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the "__________").

     D. Scripps has the exclusive right to grant a license to file technology described in __________________ , subject to certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the U.S. Government.

     E. Scripps desires to grant to Licensee, and Licensee wishes to acquire, an exclusive worldwide right and license to the technology described in the _______________________ and to certain patent rights and know-how of Scripps with respect thereto, subject to the terms and conditions set forth herein, with a view to developing and marketing [diagnostic and/or therapeutic] products within the Field (as defined below).

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set @h herein, Scripps and Licensee hereby agree as follows:

     1. Definitions. Capitalized terms shall have the meaning set forth below.

         1.1 Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

935512.1
                                        1

         1.2 Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of Scripps or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement Information shall not be considered confidential to the extent that it:

              a. Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

              b. Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from the other party hereto (or such party's employees); or

              c. Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

              d. Has been published by a third party as a matter of right.

         1.3 Core Patent Rights. The term "Core Patent Rights' shall mean thefollowing issued U.S. patents and pending U.S. patent applications: (a) Patent No. 5,407,914, issued April 18, 1995; Patent No. 5,260,273, issued November 9, 1993; and Patent No. 5,164,369, issued November 17, 1992; and (b) pending patent applications Serials Nos. [***]

         1.4 Field. The term "Field" shall mean use in research or as a diagnostic or therapeutic product in humans or vertebrate animals and shall specifically exclude any agricultural applications or products.

         1.5 Licensed Product. The term "Licensed Product" shall mean any product or process which cannot be developed, manufactured, used or sold without
(i) infringing one or more claims under Scripps Patent Rights or (ii) utilizing any part of Scripps Technology not otherwise includable within Scripps Patent Rights.

         1.6 Net Sales. The term "Net Sales" shall mean the gross amount actually received by Licensee, or its Affiliates and sublicensees, or any of them, on all sales of Licensed Products, less (i) prepaid freight and (ii) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what is commonly known as income taxes). Sales of Licensed Products by Licensee, or an Affiliate or sublicensee of Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.


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935512.1
                                        2

         1.7 Scripts Patent Rights. The term "Scripps Patent Rights" shall mean rights arising out of or resulting from (i) any and all U.S. and foreign patent applications and patents covering Scripps Technology, (ii) the patents proceeding from such applications, (iii) all claims of continuations-in-part directed solely to subject matter specifically described in Scripps Technology, and (iv) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (i)-(iii) above, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

         1.8 Scripps Technology. The term "Scripps Technology" shall mean so much of the technology as is proprietary to Scripps disclosed in ________________________, ________ (______________________), a copy of which is attached as Exhibit A hereto and incorporated herein by reference, together with materials, information and know-how related thereto [as described on __________________] whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such processes and technology, or information related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

     2. License Terms and Conditions.

         2.1 Grant of License. Scripps hereby grants to Licensee an exclusive, worldwide license, including the right to sublicense, to Scripps Technology and under Scripps Patent Rights, to develop, to make, to have made, to use, to modify, to market, to sell and to otherwise dispose of Licensed Products in the Field, subject to the terms of this Agreement.

         2.2 Royalties.

              2.2.1 Percentage Royalty, As consideration for the exclusive license granted pursuant to Section 2. 1 hereof, Licensee shall pay to Scripps a continuing royalty on a country-by-country basis in the amount of (i) _ percent ( %) of Net Sales of Licensed Products which cannot be made, used or sold in such country without utilizing one or more valid claims under Scripps Patent Rights and (ii) _ percent (_%) of Net Sales of all other Licensed Products.

         2.3 Combination Products.

              2.3.1 Definition of Combination Product. As used herein, the term "Combination Product" shall mean a Licensed Product which cannot be manufactured, used or sold without infringing Scripps Patent Rights or utilizing Scripps Technology licensed hereunder, and infringing or utilizing one or more patents or proprietary technology or knowhow of (i) Licensee, (ii) a third party which has licensed the same to Licensee pursuant to

935512.1
                                        3
an agreement between Licensee and such third party, or (iii) Scripps under a license agreement other than this Agreement (referred to herein as "other licensed rights").

              2.3.2 Royalty Payable on Combination Products. The royalty payable on Combination Products shall be the royalty rate set forth in Section 2.2. 1 above based on a pro rata portion of Net Sales of Combination Products in accordance with the following formula:

                                            A
                                          X=-
                                            B, where

                                          X = the pro rata portion of Net Sales
                            attributable to Scripps Patent Rights or other Scripps Technology licensed herein (expressed as a percentage), and

                                          A = the fair market value of the
                            component in the Combination Product utilizing Scripps Technology licensed hereunder, and

                                          B = A plus the fair market value of
                            all other components in the Combination Product using other licensed rights.

The fair market values described above shall be determined by the parties hereto in good faith. In the absence of agreement as to the fair market value of all of the components contained in a Combination Product, the fair market value of each component shall be determined by arbitration in accordance with the provisions of Section 10.2 hereof.

         2.4 Quarterly Payments.

              2.4.1 Sales by Licensee. With regard to Net Sales made by Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within sixty (60) days after the end of each-calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

              2.4.2 Sales by Sublicensees. With regard ton@et Sales made by sublicensees of Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product. is made by such sublicensee.


935512.1
                                        4

         2.5 Term of License. Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations set forth has expired. Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall be amended to provide for a non-exclusive license, and, in such event, the parties shall negotiate in good faith to reduce appropriately the royalties payable as set forth under the section heading "Royalties" hereof.

         2.6 Sublicense. Licensee shall have the sole and exclusive right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, and other provisions contained in this Agreement and shall not exceed the scope of the license granted to Licensee hereunder. Promptly after execution of any sublicense agreement, Licensee shall give written notice to Scripps of the grant of such sublicense and details of the following material terms: (i) the name of the sublicensee, (ii) the duration of the sublicense, (iii) the Scripps Patent Rights and Scripps Technology that are the subject of the sublicense, and (iv) the commercialization obligations imposed upon the sublicensee. Licensee shall pay Scripps, or cause its Affiliate or sublicensee to pay Scripps, the same royalties on all Net Sales of such Affiliate or sublicensee the same as if said Net Sales had been made by Licensee. Each Affiliate and sublicensee shall report its Net Sales to Scripps through Licensee, which Net Sales shall be aggregated with any Net Sales of Licensee for purposes of determining the Net Sales upon which royalties are to be paid to Scripps.

         2.7 Aggregate Royalties. In the event that a percentage of sublicense income or royalties are paid by the Licensee, an Affiliate or a sublicensee to an unaffiliated third party or to Scripps under a separate agreement in respect of a Licensed Product ("Additional Royalties") for which royalties are also due to Scripps pursuant to this Agreement, then the following provisions shall apply (either separately or jointly, as applicable):

              (a) if the Licensed Product is or was claimed in whole or in part, in one or more of the Core Patent Rights and the Additional Royalties are due pursuant to a license agreement between Scripps and Licensee that is executed pursuant to that certain Research Funding and Option Agreement of even date herewith between Scripps and Licensee (such licenses are collectively referred to herein as "Other Research Licenses"):

              (i) until the expiration of the last to expire of the Core Patent rights, the royalties under this Agreement shall be reduced such that the aggregate royalties due under this Agreement and the Other Research Licenses do not exceed [***] of Net Sales of the Licensed Product;

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935512.1
                                        5

                   (ii) after the expiration of the last to expire of the Core Patent Rights, the royalties under this Agreement shall be increased such that the aggregate royalties due under this Agreement and the Other Research Licenses do not exceed [***] of Net Sales of the Licensed Product.

                   (b) if the Licensed Product is or was claimed in whole or in part in one or more of the Core Patent Rights and the Additional Royalties are due under any license with a third party or any other license agreement between Licensee and Scripps, or if the Licensed Product is or was not claimed in any of the Core Patent Rights, then the royalties under this Agreement shall be reduced by the amount of the payments due to the third party or Scripps under such license agreements, subject to a maximum reduction of fifty percent (50%) of the royalties due hereunder.

         2.8 Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of Scripps Patent Rights utilized by or in such Licensed Product in each such country or, with respect to Licensed Products not utilizing, any Scripps Patent Rights, ten (10) years after the date of first commercial sale of such Licensed Product in such country.

         2.9 Reports. Licensee shall furnish to Scripps at the same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

         2.10 Records. Licensee shall keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all Sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Licensee, its Affiliates and sublicensees shall pay to Scripps an amount equal to any additional royalties to which Scripps is entitled as disclosed by the audit, plus interest thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at Scripps' expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any calendar quarter, then Licensee, its Affiliates or sublicensees, as the case may be shall[ reimburse Scripps for any such audit costs. Scripps may exercise its right of audit as to each of Licensee, its Affiliates or sublicensees no more frequently than once in any calendar year.


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935512.1
                                                         6

The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. Licensee, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

         2.11 Foreign Sales. The remittance of royalties palpable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the county where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps' choice located in that country, prompt written notice of which shall be given by Licensee to Scripps.

         2.12 Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for the accounts of Scripps shall be promptly paid by Licensee for and on behalf of Scripps to the appropriate governmental authority, and Licensee shall use its best efforts to furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Scripps' behalf shall be deducted from royalty payments due Scripps.

     3. Patent Matters.

         3.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent included within Scripps Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Scripps shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within Scripps Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Scripps shall select the patent attorney, subject to Licensee's written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that Scripps may, at its sole discretion, utilize Scripps' Office of Patent Counsel in lieu of outside counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by Scripps with respect to work done by such Office of Patent Counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Scripps Patent Rights. Scripps shall use its best efforts to implement all reasonable requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Scripps Patent Rights.


935512.1
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



         3.2 Information to Licensee. Scripps shall keep Licensee informed with regard to the patent application and maintenance processes. Scripps shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters.

         3.3 Patent Costs. Licensee acknowledges and agrees that Scripps does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for Licensee's assumption of patent costs and expenses as described herein, Licensee shall pay for all expenses incurred by Scripps pursuant to Section 3.1 hereof. In addition, Licensee agrees to reimburse Scripps for all patent costs and expenses paid or incurred by Scripps to date in connection with Scripps Patent Rights licensed hereunder. Licensee agrees to pay all such past and future patent expenses directly or to reimburse Scripps for the payment of such expenses within sixty (60) days after Licensee receives an itemized invoice therefor. In the event Licensee elects to discontinue payment for the filing prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. Licensee shall give Scripps at least sixty (60) days' prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election.

         3.4 Ownership. The patent applications filed and the patents obtained by Scripps pursuant to Section 3.1 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.

         3.5 Scripps Right to Pursue Patent. If at any time during the term of this Agreement, Licensee's rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If Scripps pursues patents under this Section 3.5, Licensee agrees to cooperate fully, including by providing, at no charge to Scripps, all appropriate technical data and executing all necessary legal documents.

         3.6 Licensee's Right to Pursue Patent . If subsequent to filing a patent application on an invention within the Scripps Patent Rights, Scripps elects not to direct and control the prosecution or maintenance of such patent application or ensuing patent Scripps shall give Licensee notice thereof within a reasonable period prior to allowing such patent application or patent to lapse or become abandoned or unenforceable and Licensee may direct and control prosecution or maintenance of such patent application or patent at its expense and its exclusive benefit. If subsequent to filing of a United States patent application, Scripps chooses not to file in foreign countries, Scripps shall inform Licensee within six (6) months of the United States filing date and shall permit Licensee to effect such foreign filings not made by Scripps at Licensee's sole expense.


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



         3.7 Infringement Actions.

              3.7.1 Prosecution of Infringements. Scripps and Licensee shall promptly notify the other in writing if any infringement of the Scripps Patent Rights by a third party is discovered or comes to its attention. Provided Licensee shall have supplied Scripps with reasonable evidence of infringement of Scripps Patent Rights by a third party, Licensee shall have the right, at Licensee's sole expense to bring suit against the infringer for infringement of the Scripps Patent Rights. In the event that Licensee has not caused such infringement to terminate (for whatever cause) or initiated legal proceedings against the infringer within three (3) months following receipt or giving of notice pursuant to this Section 3.7, Scripps shall have the right (but not the obligation), at Scripps's sole expense, to bring suit against the infringer for infringement of the Scripps Patent Rights.

              3.7.2 Reasonable Assistance. In the event either party hereto shall initiate or carry on legal proceedings to enforce the Scripps Patent Rights against an alleged infringer, as provided herein, the other party hereto shall render reasonable assistance to and cooperate with the party initiating or carrying on such proceedings.

              3.7.3 Control. In the event that either party shall institute suit or other legal proceedings to enforce the Scripps Patent Rights, it shall have sole control of such suit and the other party shall be entitled to be represented in any such suit by counsel of its choosing, at its sole expense. Licensee shall not discontinue or settle any such proceedings brought by it without obtaining the concurrence of Scripps (which concurrence shall not be unreasonably withheld) and giving Scripps a timely opportunity to continue such proceedings in its own name, under its sole control, and at this sole expense. In the event Scripps does not incur in such settlement, it must continue such proceeding in its own name, under its sole control and expense within three (3) months of being given notice by Licensee of its desire to settle or Licensee shall be entitled to settle without Scripps's concurrence.

              3.7.4 Allocation of Recovery. All damages, settlements and rewards made or obtained in connection with any suit or other legal proceeding under this section 3.7 shall be shared among the parties as follows:

              (a) The party initiating the suit shall first be reimbursed for all costs and expenses of such suit or legal proceeding; in the event that the suit or other legal proceeding is initiated by Licensee but is later assumed, under Section 3.7.3, by Scripps, Licensee shall first be reimbursed its costs and expenses and then Scripps shall be reimbursed its costs and expenses of such proceeding.

              (b) If the Licensee initiated the suit and prosecuted it to its conclusion, Licensee shall be entitled to retain the balance of any damages, settlements and awards, less the royalty on such amounts due Scripps in accordance with Article 2.

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



              (c) In all other circumstances other than that described in
Section 3.7.4(b) above, Scripps and Licensee shall divide the balance of any damages, settlements and awards 60% to Scripps and 40% to Licensee.

     4. Obligations Related to Commercialization.

         4.1 Commercial Development Obligation. In order to maintain the license granted hereunder in force, Licensee shall use reasonable efforts and due diligence to develop Scripps Technology and Scripps Patent Rights which are licensed hereunder into commercially viable Licensed Products, and thereafter to produce and sell reasonable quantities of Licensed Products. Licensee shall keep Scripps generally informed as to Licensee's progress in such development, production and sale, including its efforts, if any and only to the extent it may do so without breaching the terms of any confidentiality agreement, to sublicense Scripps Technology and Scripps Patent Rights. Licensee shall deliver to Scripps a semiannual written report and such other reports as Scripps may reasonably request. The parties hereto acknowledge and agree that achievement of the milestones described in Exhibit C attached hereto on or before the dates set forth therein shall be evidence of compliance by Licensee with its commercial development obligations hereunder for the time periods specified in Exhibit __. In the event Scripps has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to Licensee which specifies the basis for such belief, Scripps and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not fully cured within sixty (60) days after the arbitrator's decision, Scripps may terminate Licensee's rights under this Agreement.

         4.2 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee's expense, including, without limitation safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

         4.3 Indemnity. Licensee hereby agrees to indemnify defend and hold harmless Scripps and any parent, subsidiary or other affiliated entity of Scripps and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Scripps Patent Rights or Scripps Technology pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the

935512.1
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



general public. Licensee shall use its best efforts to have Scripps and, if requested in writing by Scripps, any parent, subsidiary or other affiliated entity of Scripps and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee its Affiliates and sublicensees applicable to Licensed Products.

         4.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

         4.5 No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

         4.6 U.S. Manufacture. To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

         4.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

     5. Limited Warranty. Scripps hereby represents and warrants that it has full right and power to enter into this Agreement and grant the licenses to Licensee granted herein. SCRIPPS MAKES NO OTHER WARRANTIES CONCERNING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SCRIPPS PATENT RIGHTS, SCRIPPS TECHNOLOGY OR ANY LICENSED PRODUCT. SCRIPPS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGEMENT SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT.

     6. Interests in Intellectual Property Rights.

          6.1 Preservation of Title. Scripps shall retain full ownership and title to Scripps Technology, and Scripps Patent Rights licensed hereunder and shall preserve and

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maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

         6.2 Royalty-Free License to Improvements. Licensee hereby grants to Scripps a non-exclusive, royalty-free license to any improvement to Scripps Technology developed by Licensee, to use for its own non-commercial research purposes or grant to other nonprofit institutions for their non-commercial research purposes.

         6.3 Governmental Interest. Licensee and Scripps acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps' research activities. Licensee and Scripps. acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps' obligations and the rights of the United States Government, if any, which arise or result from Scripps' receipt of research support from the United States Government including without limitation, the grant by Scripps to the United States a non-exclusive, irrevocable, royalty-free license to Scripps Technology and Scripps Patent Rights licensed hereunder for governmental purposes.

         6.4 Reservation of Rights. Scripps reserves the right to use for any 9 non commercial research purposes and the right to allow other nonprofit institutions to use for any non-commercial research purposes (provided that such nonprofit institutions are not using or disclosing the Scripps Technology and Scripps Patent Rights for research or development purposes on behalf of a for-profit entity) any Scripps Technology and Scripps Patent Rights licensed hereunder, without Scripps or such other institutions being obligated to pay Licensee any royalties or other compensation.

     7. Confidentiality and Publication.

         7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information,
(ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

         7.2 Publications. Licensee agrees that Scripps shall have a right to publish in accordance with its general policies.

         7.3 Publicity. otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the

935512.1
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prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with
Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

     8. Term and Termination.

         8.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 2.6 hereof.

         8.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days after receipt of a written notice requesting the payment of such amount; (ii) the failure of a party to perform any material obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default; and, (if applicable) (iii) any material default by Licensee under the Research Funding and Option Agreement dated March 1, 2000 between Scripps and Licensee and the failure to cure within thirty (30) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate such termination to be effective upon the date set forth in such notice.

     Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

         8.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by Scripps giving written notice of termination to Licensee upon occurrence of any of the following events:

              (a) Licensee is dissolved or any assignment is made of the Licensee's business for the benefit of creditors;

              (b) A receiver, or similar officer, is appointed to take charge of a substantial part of the Licensee's assets; or

              (c) Any petition in bankruptcy is filed by the Licensee or any petition in bankruptcy is filed against the Licensee and which is not dismissed within ninety (90) days.


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         8.4 Rights Upon Expiration, Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations, as described in Section 7.1, and Licensee shall continue to abide by its obligation to indemnify Scripps as described in Section 4.3 and by its obligations under
Section 6.2 hereof.

         8.5 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 8.6 of this Agreement with respect to work- in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any Scripps Patent Rights or any Scripps Technology not otherwise includable therein. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which were provided to Licensee by Scripps. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its non-disclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligations to indemnify Scripps as described in Section 4.3.

         8.6 Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Products covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to Scripps the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall tie permitted after the expiration of six (6) months after the date of termination.

     9. Assignment; Successors.

         9.1 Assignment. Neither this Agreement nor any rights granted hereunder may be assigned or transferred by Licensee except (i) to an Affiliate of Licensee, (ii) to any entity with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets or business to which this Agreement relates or (iii) as expressly permitted hereunder, without the prior written consent of Scripps.

         9.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.


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     10. General Provisions.

         10.1 Independent Contractors. The relationship between Scripps and Licensee is that of independent contractors. Scripps and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

         10.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

              10.2.1 Location. The location of the arbitration shall be in the City of Philadelphia.

              10.2.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

              10.2.3 Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

              10.2.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

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




              10.2.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

              10.2.6 Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

              10.2.7 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons. who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and. acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

         10.3 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

         10.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         10.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         10.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof The parties shall make a good faith effort to replace any invalid or

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



unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

         10.7 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

         10.8 Name. Whenever there has been an assignment or sublicense by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensees.

         10.9 Attorneys' Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

         10.10 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage paid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

         For Scripps               The Scripps Research Institute
                                   10550 North Torrey Pines Road, TPC-9
                                   La Jolla, California 92037
                                   Attention: Director, Technology Development
                                   Fax No.: (858) 784-9910

         For Licensee:             Discovery Laboratories
                                   350 South Main Street
                                   Suite 307
                                   Doylsetown PA 18901
                                   Attention: Mr. Robert Capetola
                                   Fax No.:(215) 340-3940

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

         10.11 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit Scripps or Licensee to do any act inconsistent with the requirements of any

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



United States law, regulation or executive order as the same may be in effect from time to time.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.


SCRIPPS:                                             LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE

By:________________________________         By:___________________________
     Arnold LaGuardia

     Title: Senior Vice President           Title:_________________________
            --------------------------


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



                                    EXHIBIT A
                            DISCLOSURE OF TECHNOLOGY
















935512.1

                       EXHIBIT D TO THE RESEARCH AGREEMENT

                                  Royalty Rates

         1. Different royalty arrangements will apply depending on whether the Licensed Product is or was claimed in whole or in part by one or more of the Core Patent Rights.

         2. In respect of Licenses Products that are or were claimed in whole or in part by one or more of the Core Patent Rights:

              a. Until the last to expire of the issued patents and patents that may issue from the pending applications within the Core Patent Rights, Optionee will pay Scripps a royalty of between [***] and [***] of "Net Sales", which term shall have the meaning ascribed to it in the form of License Agreement attached to this Agreement as Exhibit C. There will be no royalty payable on patented inventions which merely represent "speed bumps" (i.e., patents that represent merely a potential block to competitors, but do not cover any new significant improvements to the inventions claimed in the Core Patient Rights). The aggregate of any royalties paid to Scripps for such Licensed Products during such period shall not exceed [***] of Net Sales.

              b. After the expiration of last to expire of the issued patents or patents issued from the pending applications within the Core Patent Rights, the royalty for such Licensed Products due to Scripps shall increase to [***], subject to the additional royalty provision in Section 2.7 of the form of License Agreement attached to this Research Agreement as Exhibit C.

         3. In respect of Licensed Products that are not and were not claimed in whole or in part by one or more of the Core Patent Rights, the parties will negotiate on a case by case basis the applicable royalty rates.













[***] Confidential treatment requested





935512.1